Exhibit 99.1

2012

Southern Michigan Bancorp, Inc. Annual Report

SOUTHERN MICHIGAN BANCORP, INC. ANNUAL REPORT

2012

FINANCIAL SUMMARY

For the Year	2012	2011

Net interest income	$17,174,000	$15,636,000
Provision for loan losses	1,350,000	1,050,000
Non-interest income	7,181,000	6,485,000
Non-interest expense	17,225,000	16,710,000
Net income	4,350,000	3,402,000

Per Share

Basic earnings	$1.84	$1.46
Diluted earnings	1.84	1.46
Cash dividends declared	0.37	0.22

At Year End

Assets	$528,860,000	$509,220,000
Gross loans	369,605,000	332,804,000
Allowance for loan loss	5,455,000	5,412,000
Deposits	444,170,000	420,511,000
Other borrowings	1,039,000	7,751,000
Shareholders’ equity	54,635,000	51,865,000

Ratios

Return on average assets	0.84%	0.68%
Return on average equity	8.09%	6.80%
Total risk-based capital ratio	13.65%	13.67%
ALLL as percentage of loans	1.48%	1.63%

Southern Michigan Bancorp, Inc. is a one bank holding company. The Company’s wholly-owned subsidiary, Southern Michigan Bank & Trust (SMB&T) offers individuals, businesses, institutions and governmental agencies a full range of commercial banking services primarily in the southern Michigan communities in which they are located and in areas immediately surrounding these communities.

“At Southern, we are proactively evaluating growth opportunities, whether through targeted marketing, geographic expansion or potential acquisitions, that will allow us to develop the efficiencies high-performance banks require.”

—John H. Castle

Chairman and CEO

TO OUR SHAREHOLDERS

Southern Michigan Bancorp, Inc. reached several milestones in 2012, highlighted by our record net income of $4,350,000. This represented an increase of $948,000, or 27.9 percent over 2011 net income of $3,402,000. Earnings per share for 2012 were $1.84 compared with $1.46 in 2011. Southern’s record earnings were buoyed by a strong fourth quarter in which net income totaled $1,167,000, or $0.49 per share compared with $1,005,000, or $0.43 per share for the same period in 2011.

Southern also set high water marks during 2012 for key balance sheet metrics. Total loans grew by $36,800,000 to $369,600,000 as of December 31, 2012, led principally by increases in our commercial and industrial, and commercial real estate portfolios. Total deposits also grew to historic highs, increasing by $23,700,000, or 5.6 percent to $444,200,000 at year-end 2012. As of December 31, 2012, total consolidated assets were a record high $528,900,000 compared with $509,200,000 at year-end 2011. Southern’s net interest income increased by $1,538,000, or 9.8 percent in 2012 as compared with 2011, a result of our loan growth, increases in low-cost core deposits, and reductions in borrowings.

Our growth is all the more noteworthy in light of headwinds created by a sluggish economy, fierce competition and a stifling regulatory climate. Southern attracted new retail and small business clients while maintaining the high standards of our disciplined credit culture. As a result, net charge-offs for 2012 totaled $1,307,000, or 0.35 percent of loans, their lowest levels in five years. For the year, we added $1,350,000 to the allowance for loan losses, which at year-end 2012 totaled $5,455,000, or 1.48 percent of loans.

The current period of historically low interest rates fueled an increase in mortgage loan refinancing activity throughout 2012. The net gains on sale of loans rose by more than 70 percent to $2,108,000 in 2012, an increase of $873,000 over the 2011 total of $1,235,000. Overall, non interest income for 2012 grew by 10.7 percent to $7,181,000 compared with $6,485,000 for 2011.

For 2012, Southern’s annualized return on average assets and return on average equity were 0.84 percent and 8.09 percent, respectively. Both measures improved over 2011 levels of 0.68 percent and 6.80 percent, respectively.

During 2012, the board of directors approved two increases in the quarterly cash dividend, resulting in an increase in the dividend from $0.05 per share for the fourth quarter of 2011 to $0.12 per share for the fourth quarter of 2012. The four-quarter payout ending December 31, 2012 totaled $0.37 per share, an increase of 68.2 percent over the $0.22 per share dividend for the same four-quarter period of 2011. Based on Southern’s current $0.12 per share quarterly dividend, the annualized dividend rate is $0.48 per share.

The earnings and balance sheet milestones are worthy accomplishments. They reflect the hard work and dedication of our management team, staff and directors during a period of unprecedented challenges affecting the banking industry. Through it all, Southern has emerged as a larger, stronger and more dynamic company.

Seismic shifts in the banking industry are profoundly affecting the way all community banks plan for the future. Best practice banks will need to be new-product and client-servicing innovators. Basel III capital requirements, which have yet to be finalized, will compel all banks to assess strategies to retain or build capital levels. Increased regulatory scrutiny and a highly competitive environment, both of which are driving up operating costs, are also forcing banks to develop scalable business platforms. At Southern, we are proactively evaluating growth opportunities, whether through targeted marketing, geographic expansion or potential acquisitions, that will allow us to develop the efficiencies high-performance banks require.

During 2013, we will complete a conversion to a new core processing system. State-of-the-art technologies availed through the new system will enhance internal operating efficiencies. It will further enable expansion of mobile, tablet, Internet, remote and other electronically-based services as transaction volumes continue to migrate from branches to self-service channels. This conversion will require a concerted effort of resources, but the Bank will be positioned much stronger for the future.

Southern’s exceptional capital strength and liquidity are creating strategic growth opportunities in underserved markets comprised of individuals, business owners and larger companies. This year’s Annual Report spotlights the success of three important clients of the Bank. Drs. Andres Ocampo and Martha Gomez started Family Dental nearly seven years ago. Josh Weiner manages the Meyer C. Weiner Company, a family-owned real estate development firm in its seventh decade of operation. The Barone Family operates a large farm operation and two funeral homes, both businesses rich in family history and tradition. Despite their unique differences, these businesses similarly attained their success by believing and investing in their communities while being mindful of the importance of personal relationships. I am sure you will enjoy reading their interesting and compelling stories of entrepreneurial achievement.

Like Family Dental, the Meyer C. Weiner Company, and The Barone Family, Southern’s business model relies on supporting the communities and individual customers that make our four-county market unique. We are optimistic that Southern’s financial, operational and organizational strengths will allow us to remain flexible and adjust to the rapid and far-reaching changes in banking markets, services and competition.

On behalf of Southern’s directors, management team and staff, thank you for your continued support.

Sincerely,

John H. Castle

Chairman and Chief Executive Officer

2012

Annual Report

Douglas Kiessling, Regional Vice President / Commercial Loan Manager (center) meets with (from left) Kathy and Mark Barone and Mark’s parents, Kathy and Joe Barone, at the family farm.

Douglas Kiessling, Regional Vice President / Commercial Loan Manager (left) meets with Kathy and Mark Barone at the Dutcher Funeral Home in Coldwater.

The Barone family’s longstanding farming reputation is deeply rooted in lower Michigan, dating back over eighty years and spanning four generations. This tradition continues as operations have transitioned over the past several years from Joe and Kathy Barone to their son Mark and his wife Kathy. Southern Michigan Bank & Trust is proud to be an ongoing partner with the Barone family, providing loan and deposit products to meet their requirements for working capital, improvements and growth.

“My grandparents banked with Southern Michigan Bank & Trust and so do my parents. When I started handling more of the business end of things, I stayed with Southern,” states Mark Barone. “The accessibility to the right person to handle what I need is great. I don’t need to call a different department or deal with a stranger. We have used other financial institutions along the way, but Southern Michigan Bank & Trust has always been our primary bank.”

Douglas Kiessling, Regional Vice President and Commercial Loan Manager says, “Just because Southern Michigan Bank & Trust earned someone’s business once, doesn’t mean we would take this for granted. We know we must continue to earn and value the relationship we have with our current customers. The bank does this by offering competitively priced products backed by exceptional service.”

Kathy Barone, Mark’s wife, is a licensed funeral director who has also transitioned into the owner/manager role of her family’s business, Dutcher Funeral Home, Inc. They have a rich history of providing quality service to families in times of need. Dutcher Funeral Home provides thoughtful and unique options to families, offering everything from a restored antique horse-drawn hearse to kid-friendly areas that help occupy children during the long hours that a family must spend at the funeral home during services. “Kathy and Mark have maintained the feel of a traditional family-owned funeral home, yet seamlessly incorporate the modern and technological attributes of up-to-date facilities,” says Kiessling.

In 2009, Dutcher Funeral Home acquired another property in neighboring Bronson. “We were excited to expand, and Bronson has been a wonderful, welcoming community,” states Kathy. With a thriving farm, an expanding funeral home business, and three active children, Mark and Kathy needed to have their banking streamlined and competitive. Therefore, the bank of choice for Dutcher Funeral Home is also Southern Michigan Bank & Trust.

Mark adds, “Working with Southern Michigan Bank & Trust has been great. They have confidence in us and understand our needs. Whenever we have a question, it is handled quickly and professionally. Even though our businesses are completely different and have varying requirements, Southern Michigan Bank & Trust is very intuitive to our needs and the services that can help us. Banking can be a challenge. However, the people at Southern Michigan Bank & Trust help make it painless.”

2012

Annual Report

Dr. Andres Ocampo and Dr. Martha Gomez meet with Joan Trenary, Vice President of Commercial Lending.

Dr. Andres Ocampo and his wife, Dr. Martha Gomez, grew up in a large city. “We knew we wanted to have a family and we knew we wanted a different life for our children,” says Dr. Gomez. After finishing their educations at the University of Michigan, they practiced in the Detroit area for two years. When the opportunity to purchase an existing practice in Quincy, Michigan appeared, the two dentists decided to try living in a rural community. Now a family of four, Dr. Ocampo adds, “It was the right decision.”

The dentists were welcomed into the Quincy community in 2006, and have had a growing practice ever since. “We believe having a practice in a community means being involved in the community,” states Dr. Ocampo. Both doctors are active in a number of community organizations including Altrusa, Quincy Rotary Club, the Chamber of Commerce, the Presbyterian Health Clinic and Quincy Community Schools.

When Drs. Ocampo and Gomez decided a new building was what they needed to manage their growing practice, they turned to Southern Michigan Bank & Trust. The construction project was a first for the dentists, and SMB&T’s Joan Trenary was there to aid them through the financing process. “Joan has been a great help. She has guided us with our growth and has made the banking relationship personal, not institutional,” says Dr. Gomez. “It felt as though we were either part of the bank or Joan was part of the practice. She kept us on track and was always willing to answer our questions.” Joan Trenary, Vice President of Commercial Lending, says, “While we deal with construction projects all the time, Southern Michigan Bank & Trust is mindful of the fact that most of our clients do not. Our team knows our customers need reassurance and guidance along the way.”

The new Family Dental Home sits on US-12 on the west side of Quincy. “We understand coming to the dentist is stressful for many people. We want it to be a good experience. This facility allows us to give our patients better accessibility, create a child-friendly atmosphere, and have additional room to grow.” While the building is equipped with the latest in dental technology, creating a comforting, caring atmosphere was the first priority. Providing a good dental experience includes having a compassionate staff, providing bilingual services, having extended evening and weekend hours so patients do not have to miss work or school, and offering educational programs such as smoking cessation, healthy eating, and a “Cavity-Free Club” for kids.

In addition to a less stressful dental visit, Drs. Ocampo and Gomez believe in steering patients toward preventive care. This philosophy includes seeing patients under the age of one. “It has been very rewarding living in this community and seeing children, now ages 5 and 6, smile a healthy smile at us because we’ve been seeing them as patients since they were babies and we’ve been able to help encourage good oral health.”

Trenary adds, “We are honored to be associated with Andres and Martha. They are making a genuine impact in our community every day.”

2012

Annual Report

John Castle, Chairman and CEO of SMB&T, meets with Josh Weiner, CEO of Meyer C. Weiner Company; Kurt Miller, President of SMB&T; and Tom Swoish, Regional Vice President/Commercial Loan Manager.

A unique project in the middle of an existing strip mall in Portage, “The team at Southern Michigan Bank & Trust simply rolled up their sleeves and worked with everyone involved to create a successful solution,” says Josh Weiner.

Josh Weiner believes understanding finance and money management are essential to the success of any business. He grew up in his family’s commercial real estate development business, the Meyer C. Weiner Company, and was included in many aspects of the operation. At the age of 13, his father took him to a loan closing with his bankers, attorney, and a title officer. When Josh questioned his father about the content of the papers prior to signing, his father requested the gentlemen in the room allow Josh some time to read over the documents. The other men acquiesced and Josh was given time to review the papers his father was about to sign. “I didn’t understand much of what was in front of me, but I knew how much money was being loaned, what the interest rate was, and how much the monthly payments would be.” While he was included in several other facets of the business (including sitting in a farmer’s field counting the number of cars that went by to determine if it would be a good future site for a shopping center), he always gravitated toward the finance end.

The Meyer C. Weiner Company was established in 1948 by Josh’s father. It is one of the few remaining family-owned and operated real estate development companies. Since its inception, the company has grown into a myriad of retail, office and residential properties in Portage, Kalamazoo, Oshtemo, Muskegon and Wyoming, Michigan. “We have built our reputation on personal service,” says Josh. “Southern Michigan Bank & Trust is built upon the same foundation.”

Three years ago, Josh met with the Southern Michigan Bank & Trust team of Tom Swoish, Kurt Miller, and John Castle. “It was such a comfortable meeting. Our business is all about relationships, and Southern Michigan Bank & Trust shares that philosophy. The leases, locations, and management are the mechanics of the business, but the character of the people involved is what really matters.” “We are honored to work with Josh Weiner and his team,” states Kurt Miller, President of Southern Michigan Bank & Trust. “He is an impressive individual who runs an extraordinary business.”

Weiner adds, “Often times the lender/borrower relationship, much like the landlord/tenant relationship, is viewed as adversarial. I don’t operate my business that way, and neither does Southern Michigan Bank & Trust. If lenders understand a business, they can find a product that works for both parties. Southern Michigan Bank & Trust takes the time to learn and understand a business, explore a variety of opportunities and develop the financing to fit the need.”

Recently, the Meyer C. Weiner Company had a unique project which included the construction and end financing of a retail rental building in the middle of an existing strip mall in Portage. “Many financial institutions would not have considered a project with so many moving parts. The team at Southern Michigan Bank & Trust simply rolled up their sleeves, worked with everyone involved and created a successful solution that worked for everyone.”

Josh is a big supporter of community banks. “Their investment in the community is personal. They can compete on a completely different level than the big banks. Big banks often have a formula, a checklist: if a project doesn’t fit in their box, they move on. This business has very small needs and very large needs. The small projects can often be very profitable, so they need the same amount of attention as the large projects. The relationships necessary to understand the nuances of a particular project are not there with a big bank.”

He added, “Southern Michigan Bank & Trust has also proven its ability to be competitive and qualified to structure sizeable transactions by partnering with us on financing two large developments, both located in Portage, Michigan. In addition to The Harvard Courtyards, a 136-unit town house rental community, the bank also financed Village Green Apartments, a 168 unit apartment complex.”

Looking towards the future, Josh smiles and says, “If I ever retire from this business, I’m going to work at the bank.”

2012

Annual Report

John H. Castle Chairman & Chief Executive Officer Kurt G. Miller President Danice L. Chartrand Senior Vice President / Chief Financial Officer

Dean Calhoun

Coldwater Veneer, Inc.

John S. Carton

Retired Business Executive

John H. Castle

Chairman & CEO of SMB, Inc. and SMB&T

H. Kenneth Cole

Hillsdale College

Gary H. Hart

Infinisource, Inc.

Nolan E. (Rick) Hooker

Hooker Oil / Best American Car Washes

Gregory J. Hull

Farmer

Thomas E. Kolassa

HUB International, Inc.

Donald J. Labrecque

Labrecque Management

Brian P. McConnell

Burr Oak Tool, Inc.

Thomas D. Meyer

Meyer Ventures, LLC

Kurt G. Miller

President of SMB, Inc. and SMB&T

Freeman E. Riddle

Spoor-Parlin, Inc.

John H. Castle Chairman & Chief Executive Officer Kurt G. Miller President Danice L. Chartrand Senior Vice President / Chief Financial Officer

2012

Annual Report

OFFICERS OF SOUTHERN MICHIGAN BANK & TRUST

COMMERCIAL LOANS

Nick Grabowski

First Vice President /

Head of Commercial Lending

Doug Kiessling

Regional Vice President / Commercial Loan Manager

Tom Swoish

Regional Vice President / Commercial Loan Manager

Ken Brooks

Vice President

Deborah Davis

Vice President

Sarah Headley

Vice President

Robert Hungerford

Vice President

James Sobeske

Vice President

Joan Trenary

Vice President

Jay Williams

Vice President

Adam Losinski

Commercial Loan Officer

RESIDENTIAL & CONSUMER LOANS

Jamie Smoker

Senior Vice President /

Head of Residential & Consumer Lending

Rick Feller

Vice President /

Lending and Sr. Collections Administrator

Phyllis Wingate

Vice President / Head of Retail Loan Operations

Jeremiah Ervans

Assistant Vice President / Retail Loan Officer

DeAnne Hawley

Assistant Vice President / Retail Loan Officer

Shari Kline

Assistant Vice President / Retail Loan Officer

Diane Krimmel

Assistant Vice President / Retail Loan Officer

Lori Lemmon

Assistant Vice President / Retail Loan Officer

Tammy Malatok

Assistant Vice President

Retail Loan Officer

Gregory Mallar

Assistant Vice President / Retail Loan Officer

Cassidy Munn

Assistant Vice President / Retail Loan Officer

Desiree Kauffman

Retail Loan Officer

Connie Swain-Caudill

Assistant Vice President / Senior Collections Manager

Lynn Roper

Secondary Market /

Loan Servicing Officer

RISK MANAGEMENT

Trisha Pawloski

Vice President /

Risk Management Officer

TRUST DEPARTMENT

Mary Guthrie

Senior Vice President /

Senior Trust Officer

R. David Rumsey

Vice President /

Senior Investment Officer

Jean Winans

Vice President /

Senior Trust Officer

Susan White

Vice President /

Trust Officer

INVESTMENTS

Melissa Barlow

Vice President /

Senior Investment Officer

RETAIL BANKING SERVICES

Eric Anglin

First Vice President / Retail Banking Services / Chief Deposit Officer

COLDWATER MAIN & EAST CHICAGO BRANCHES

Abby Austin

Assistant Vice President / Branch Manager

BATTLE CREEK BRANCH

Lisa Walker

Branch Manager /

Teller Training Supervisor

MARSHALL BRANCH

Claudia Murch

Assistant Vice President / Branch Manager

HILLSDALE & CAMDEN BRANCHES

Lori Neill

Assistant Vice President / Regional Branch Manager

UNION CITY BRANCH

Tim Fox

Assistant Vice President / Branch Manager Retail Loan Officer

TEKONSHA BRANCH

Dawn Copas

Branch Manager

CONSTANTINE BRANCH

Sally Cotton

Vice President / Branch Manager

MENDON BRANCH

Doreen Tobin

Assistant Vice President / Branch Manager

THREE RIVERS MAIN BRANCH

Sharon Bachinski

Assistant Vice President / Branch Manager

THREE RIVERS WESTLAND BRANCH

Lynette Lorenz

Branch Manager

ACCOUNTING

Sara Herrmann

Vice President / Finance

OPERATIONS / INFORMATION SYSTEMS

Dave McKinley

First Vice President /

Head of Operations

Paul Mahle

Assistant Vice President / Senior Data Processing Officer

Becky Omo

Assistant Vice President / Operations Representative

Angie Smith

Assistant Vice President / Operations Manager

Jamie Tobalske

Assistant Vice President /

e-Services Officer

Vikki Kline

Project / Research Officer

MARKETING

Patty Parker

Vice President

2012

Annual Report

SHAREHOLDER INFORMATION

Annual Meeting

The annual meeting of Southern Michigan Bancorp, Inc. will be held on May 9, 2013 at 4:00 p.m. at the Dearth Community Center on the Branch County Fairgrounds in Coldwater, Michigan.

Market Information

The Trust Department of Southern Michigan Bank & Trust acts as the transfer and dividend paying agent for the Company’s stock. For information concerning the Company’s stock, call the Trust Department at (517) 279-5503 or (800) 379-7628.

Market Makers

Boenning & Scattergood

Powell, Ohio

(866) 326-8113

Raymond James Financial Associates

Chicago, Illinois

(312) 655-2961 or

(800) 800-4693

Stifel, Nicolaus & Company, Inc.

Grand Rapids, Michigan

(800) 676-0477

Hilliard Lyons, Inc.

Coldwater, Michigan

(517) 278-4333 or

(800) 211-5257

Robert Baird & Company

Grand Rapids, Michigan

(616) 459-4491 or

(800) 888-6200

Royal Securities Company

Grand Rapids, Michigan

(616) 459-2844 or

(888) 804-8891

2012

Annual Report

Continuous Banking Since 1872

51 W. Pearl Street / Coldwater, MI 49036 / (517) 279-5500 / www.smb-t.com

Your Community. Your Bank.